Exhibit 99.1

AT THE COMPANY James W. Christmas Chairman and CEO (713) 877-8006	AT FINANCIAL RELATIONS BOARD Marilynn Meek - General Info (212) 445-8451 Susan Garland - Analysts (212) 827-3775

FOR IMMEDIATE RELEASE:

KCS ENERGY, INC. ANNOUNCES FIRST QUARTER RESULTS

SIXTY-TWO WELLS DRILLED WITH 95% SUCCESS RATE; NET PRODUCTION UP 25%

HOUSTON, TX, May 5, 2005 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the three months ended March 31, 2005.

James W. Christmas, Chairman and Chief Executive Officer, said, "I am pleased to report that after a record year in 2004, we are off to a great start in 2005, surpassing the first quarter of 2004 in nearly all key measures. We drilled 62 wells in the first quarter, nearly half as many as the record 130 wells drilled in all of 2004, and had a 95% success rate. Our gross daily production increased 18% from last year's first quarter to 122 MMCFEPD for a total of 11.0 BCFE for the quarter. Net daily production, after production payment delivery obligations that do not contribute to cash flow, increased 25% compared to last year's first quarter.

"Oil and gas prices for the first quarter, while lower than the fourth quarter of last year, were approximately 12% higher than last year's first quarter. The combination of much higher production as a result of our successful drilling program, coupled with higher commodity prices led to significantly greater operating results. Operating income increased 36% to $33.1 million and income before income taxes increased 39% to $29.8 million. Despite providing taxes in the current year at a 35% statutory rate, compared to a 9.3% rate in last year's first quarter, net income was essentially flat with last year's quarter. Since KCS has substantial tax net operating loss carry forwards, except for minor amounts of alternative minimum tax obligations, the tax provision in both years is non-cash. Cash flow before net changes in assets and liabilities increased 55% to $46.4 million, compared to $29.9 million in last year's quarter." (Cash flow before net changes in assets and liabilities is a non-GAAP financial measure which is explained in greater detail in the attached financial table entitled "Non-GAAP Financial Measure.")

Mr. Christmas continued, "In addition to these strong operating and financial results, we have further enhanced our financial flexibility since the end of 2004. During the first quarter, we amended our bank credit facility to increase the availability and to extend the maturity to 2009, and in April we issued an additional $100 million of 7-1/8% Senior Notes due 2012. Today we have unused availability of $165 million under our bank credit facility. Also in April, we closed on the previously announced acquisition of properties in our core North Louisiana - East Texas operating area, adding internally estimated proved reserves of 47 BCFE (a 14% increase over our December 2004 proved reserves of 328 BCFE) and an estimated 260 drilling locations, which we believe offer substantial upside potential in the future, for total consideration of $86.9 million. Subject to rig availability, we hope to begin drilling on these new properties by late June."

Financial Highlights
($ thousands except per share amounts)

	1st Qtr. 2005	1st Qtr. 2004
Revenue and other	$64,842	$50,444
Operating Income	$33,132	$24,444
Income Before Income Taxes	$29,831	$21,427
Income Tax Expense	$10,411	$1,982
Net Income	$19,420	$19,445
Diluted Earnings Per Share	$0.39	$0.39

Income before income taxes for the three months ended March 31, 2005 increased 39% to $29.8 million compared to $21.4 million for the three months ended March 31, 2004. This increase was primarily attributable to an 18% increase in daily natural gas and oil production (25% increase in daily net production contributing to cash flow from operating activities) and a 12% increase in natural gas and oil prices, partially offset by higher operating expenses. Income tax expense for the three months ended March 31, 2005 was $10.4 million compared to $2.0 million for the three months ended March 31, 2004 as the Company’s effective income tax rate during the 2005 three-month period was 35% following the reversal of the remaining portion of its valuation allowance against net deferred income tax assets at the end of 2004. For the three months ended March 31, 2004, KCS’ effective income tax rate was 9.3%. Net income for each of the three months ended March 31, 2005 and March 31, 2004 was $19.4 million, or $0.39 per diluted share.

Continued Drilling Success Increases Production

KCS continued to increase its drilling program with 62 wells drilled in the first quarter of 2005, 39 of which were in the Mid-Continent division and 23 of which were in the Gulf Coast division. This compares to 130 wells drilled in all of 2004, 78 wells in 2003 and 53 wells in 2002. Of the 62 wells, 59 were completed, resulting in a 95% success ratio.

Gross daily production increased by 18% from the first quarter of 2004 to 122 MMCFEPD in the first quarter of 2005. Net production, after considering delivery obligations associated with the volumetric production payment (VPP) sold in 2001, increased by 25%. VPP obligations will be completely fulfilled in January 2006. Net production for the first quarter averaged 110 MMCFEPD, up from 104 MMCFEPD during the fourth quarter of 2004. We expect net production for the second quarter to increase to between 116 and 120 MMCFEPD.

Capital expenditures for the first quarter were $61 million or approximately one-third of the $190 million budget (exclusive of acquisitions) for 2005. Mr. Christmas stated, “As we have done for the last two years, we again have “front-loaded” our capital program so as to be in a position later in the year to increase the budget if higher production and strong commodity prices lead to higher than forecast cash flow.”

Lease operating expenses per MCFE decreased from $0.72 in 2004 to $0.69 for the first quarter of 2005, partially due to decreased water disposal costs and higher production. General and administrative costs trended slightly higher from $0.23 to $0.25 per MCFE with increased costs associated with Sarbanes Oxley compliance and staffing costs associated with the addition of technical personnel to expand the Company’s future capabilities.

Activity in key areas during the first quarter included:

Elm Grove Field, Bossier Parish, Louisiana (WI = 92-100% except where noted)

•	A three rig program is in progress.

•	13 Cotton Valley wells were drilled with an average initial rate of 1,900 MCFEPD per well.

•	An additional rig is anticipated to begin drilling on the recently acquired Elm Grove properties within 60 days.

Joaquin Field, Shelby County, Texas (WI = 73-100%)

•	Five wells were drilled (WI in one well was 32%) and one is currently drilling.

Sawyer Canyon Field, Sutton County, Texas (WI = 91%)

•	Eight Canyon Sandstone wells were drilled in the first quarter with an average initial production rate of 300 MCFPD.

Other Mid-Continent Operations

•
The Company has been active in Latimer County, Oklahoma. The Mabry 12 #4 well (WI = 50%) (Bluebird Prospect) was placed on production at 1,520 MCFPD. The Harrell 11 # 2 (WI = 12%) and the McCaslin 5 #2 (WI=25%) were also logged and are being completed. The Sparks 1 #2 (WI=25%) is drilling.

•	The Lake Horicon 4 #11 in Michigan (WI = 50%) was drilled horizontally and completed at an initial rate of 169 BOPD and 440 MCFPD.

O’Connor Ranch Field, Goliad County, Texas (WI = 85-100%)

•	Fifteen shallow Frio wells were drilled during the quarter. Thirteen were completed, resulting in an 87% success rate.

•	Nine wells have recently been connected to the pipeline system and are currently producing 4,400 MCFPD.

•	Another 10 Frio wells are scheduled to be drilled in the second quarter.

•	KCS anticipates rig availability to drill deeper Yegua and Wilcox tests (WI = 60-95%) in the second and third quarters, respectively.

Other Gulf Coast Operations

•
The Eichman Gas Unit #1 (KCS WI = 25%) exploratory well (Betsy Prospect) in Goliad County operated by Esenjay Petroleum Corporation was recently drilled and completed in a middle Wilcox zone and is now flowing at 20,600 MCFEPD. A follow-up well will be drilled in the second quarter.

•	At the La Reforma Field, the Guerra D-4 well (WI = 24%) was drilled to the lower Vicksburg formation and placed on production at 7,200 MCFEPD. Three to five additional well are scheduled for 2005.

•	Two additional wells were drilled in the Marshall Field in Goliad County (WI = 25%) and tested at rates of 2,200 MCFPD and 6,030 MCFPD, respectively. Two more wells are currently drilling.

•	The Dunn #2 discovery in the North Murdock Pass Field (WI = 25%) began production at 2,250 MCFPD.

Commenting on drilling results for the first quarter, William N. Hahne, President and Chief Operating Officer noted, “Our technical and operations staff continues to identify quality prospects and execute drilling operations efficiently. The upshot has been continuously increasing production over the last two years. KCS reached the highest daily level of working interest production in the Company’s history in the first quarter, and we expect to see continued growth from our drilling program.”

Hedging Program

The Company’s hedging program consists of a series of transactions designed to limit exposure to downside price movements while continuing to allow significant participation in increasing prices. The Company’s hedge positions are summarized in the following table.

	Type Hedge			Amount		Average Price

2ND Qtr. 2005 3RD Qtr. 2005 4TH Qtr. 2005 2006 1ST Qtr. 2007	Gas Oil Gas Oil Gas Gas Oil Gas Gas Oil Gas	- - - - - - - - - - - - -	Swap Collar Swap Swap Collar Swap Swap Collar Swap Swap Collar Swap Swap	51,648 5,000 1,099 45,272 5,000 1,130 40,217 5,000 796 25,959 1,233 132 10,000	MMBTU/day MMBTU/day BOPD MMBTU/day MMBTU/day BOPD MMBTU/day MMBTU/day BOPD MMBTU/day MMBTU/day BOPD MMBTU/day	$6.48 $5.50/$7.61 $43.39 $6.82 $5.50/$7.61 $43.18 $7.45 $5.50/$7.61 $40.31 $7.22 $6.75/$8.25 $46.18 $7.29

The Company has also sold "call options" giving the purchaser of the options the right to buy 10,000 MMBTU per day for each month during November 2005 through March 2006 at a price of $8.00 per MMBTU. The Company received $1.2 million in consideration of conveying this option.

In addition, the Company will deliver 10.1 MMCFEPD in the remainder of 2005 and 8.7 MMCFEPD in January 2006 under the production payment sold in 2001, and amortize the associated deferred revenue at the weighted average discounted price received in 2001 of approximately $4.05 per MCFE.

The Company recently entered into a one-year agreement commencing April 1, 2005 for the sale of 2,000 MMBTU per day of natural gas at a realized price of $7.24 per MMBTU on certain Michigan production.

2005 Guidance

Production (BCFE)
     Gross Production
     Production Payment
     Net Production
LOE ($MM)
Production and Other Taxes
     (% Oil and Gas Sales)
G&A ($MM)
DD&A rate on oil and gas
     properties ($/MCFE)
Other DD&A and ARO ($MM)
Interest Expense ($MM)
Income Taxes
Capital Expenditures, Exclusive of
     Acquisitions ($MM)
Previous 45-48 (3.9) 41-44 34-36 6% 9-12 1.70-1.80 2 17-18 35%* 190	Revised 46-48.5 (3.9) 42-44.5 34-36 6% 10-12 1.70-1.80 2 19-20 35%* 190

* 1 to 2% Alternative Minimum Tax; balance deferred.

The following abbreviations are utilized herein:

WI – Working Interest
BCFE – Billion Cubic Feet of Natural Gas Equivalent
MCFPD – Thousand Cubic Feet of Natural Gas Per Day
MCFEPD – Thousand Cubic Feet of Natural Gas Equivalent Per Day
MMCFEPD – Million Cubic Feet of Natural Gas Equivalent Per Day
MMBTU – Million British Thermal Units
BOPD – Barrels of Oil Per Day
$MM – Million of Dollars

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company’s web site at http://www.kcsenergy.com

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5555 San Felipe, Suite 1200, Houston, TX 77056

-Financial Tables Follow-

KCS Energy, Inc.
Condensed Income Statements
(Amounts in Thousands	Three Months Ended March 31,
Except Per Share Data)	2005	2004
Oil and natural gas revenue	$66,282	$50,314
Other, net	(1,440)	130

Total revenue and other	64,842	50,444

Operating costs and expenses
Lease operating expenses	7,516	7,433
Production and other taxes	3,043	2,896
General and administrative expenses	2,773	2,283
Stock compensation	360	342
Accretion of asset retirement obligation	241	257
Depreciation, depletion and amortization	17,777	12,789

Total operating costs and expenses	31,710	26,000

Operating income	33,132	24,444

Interest and other income	18	4
Interest expense	(3,319)	(3,021)

Income before income taxes	29,831	21,427
Federal and state income tax expense	(10,411)	(1,982)

Net income	$19,420	$19,445

Earnings per share of common stock - basic	$0.39	$0.40

Earnings per share of common stock - diluted	$0.39	$0.39

Average shares outstanding for computation
of earnings per share
Basic	49,542	48,646
Diluted	50,095	49,427

KCS Energy, Inc. Condensed Balance Sheets

(Thousands of Dollars)	March 31, 2005	December 31, 2004

Assets
Cash	$2,501	$6,613
Trade accounts receivable, net	38,073	35,173
Other current assets	4,837	4,059
Property, plant and equipment, net	444,584	401,005
Deferred taxes	30,576	31,713
Deferred charges and other assets	13,759	8,745

Total assets	$534,330	$487,308

Liabilities and stockholders' equity
Accounts payable	$33,214	$38,772
Accrued liabilities	40,584	32,697
Accrued interest	6,238	3,118
Derivative liabilities	23,055	—
Deferred revenue	12,719	17,326
Deferred credits and other liabilities	17,849	13,346
Long-term debt	188,000	175,000
Stockholders' equity	212,671	207,049

Total liabilities and stockholders' equity	$534,330	$487,308

Condensed Statements of Cash Flows
	Three Months Ended March 31,
	2005	2004
Net income	$19,420	$19,445
DD&A	17,777	12,789
Amortization of deferred revenue	(4,607)	(5,827)
Other adjustments and non-cash charges and credits, net	13,762	3,486

	46,352	29,893
Changes in operating assets and liabilities	(8,280)	(1,292)

Net cash provided by operating activities	38,072	28,601

Cash flow from investing activities:
Investment in oil and gas properties, net	(56,141)	(32,073)
Other, net	(102)	9

Net cash used in investing activities	(56,243)	(32,064)

Cash flow from financing activities:
Net increase in debt	13,000	5,000
Other, net	1,059	447

Net cash provided by financing activities	14,059	5,447

Increase (decrease) in cash and cash equivalents	$(4,112)	$1,984

Non-GAAP Financial Measure

KCS reports its financial results in accordance with generally accepted accounting principles. However, on occasion the Company also presents certain non-GAAP financial measures, such as cash flow before net changes in assets and liabilities. Cash flow before net changes in assets and liabilities is net income adjusted for depreciation, depletion and amortization, amortization of deferred revenue, non-cash losses on derivative instruments, deferred income taxes, accretion of asset retirement obligation, and other non-cash charges and credits, net. While cash flow before net changes in assets and liabilities should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indication of the Company's financial performance or liquidity under GAAP, it is presented because the Company believes that it provides useful information to investors with respect to its ability to meet future debt service, capital expenditure commitments and working capital requirements. Cash flow before net changes in assets and liabilities as presented herein may not be comparable to similarly titled measures of other companies.

The following table reconciles net income to cash flow before net changes in assets and liabilities for the periods presented.

	Three Months Ended March 31,
	2005	2004
	(In thousands)
Net income	$19,420	19,445
Depreciation, depletion and amortization	17,777	12,789
Amortization of deferred revenue	(4,607)	(5,827)
Non-cash losses on derivative instruments	2,411	1,135
Deferred income taxes	9,983	1,582
Accretion of asset retirement obligation	241	257
Other non-cash charges and credits, net	1,127	512

Cash flow before net changes in assets and liabilities .	$46,352	$29,893

The following table reconciles cash flow before net changes in assets and liabilities to net cash provided by operating activities, its most directly comparable GAAP financial measure, for the periods presented.

	Three Months Ended March 31,
	2005	2004
	(In thousands)
Cash flow before net changes in assets and liabilities	$46,352	$29,893
Trade accounts receivable	(2,928)	(265)
Accounts payable and accrued liabilities	(8,817)	1,605
Accrued interest	3,120	(2,774)
Other, net	345	142

Net cash provided by operating activities	$38,072	$28,601

KCS Energy, Inc.
Supplemental Data

	Three Months Ended March 31,
	2005	2004

Production:
Gas (MMcf)	9,483	7,867
Oil (Mbbl)	202	193
Natural gas liquids (Mbbl)	46	58

Total (MMcfe) (a)	10,971	9,370
Dedicated to Production Payment	(1,109)	(1,413)

Net Production (MMcfe)	9,862	7,957

Average realized prices (b)
Gas (per Mcf)	$6.06	$5.61
Oil (per bbl)	$38.13	$27.10
Natural gas liquids (per bbl)	$24.07	$16.96
Total (per Mcfe)	$6.04	$5.37

Notes:
(a) Includes the effects of hedging and the Production Payment sold in February 2001.
(b) The average realized prices reported above include the non-cash effects of volumes delivered under the Production Payment as well as the unwinding of various derivative contracts terminated in 2001. These items do not generate cash to fund the Company's operations. Excluding these items, the average realized price per Mcfe was $6.34 for the three months ended March 31, 2005, compared to $5.73 for the three months ended March 31, 2004.